CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-226516, 333-229558, 333-236296 and 333-256052) of Sonos, Inc. of our report dated November 22, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
November 22, 2021